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EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Somerset Hills Bancorp:

We consent to incorporation by reference in the registration statement (No. 333-99647) on Form SB-2 and (No. 333-102203) on Form S-8 of Somerset Hills Bancorp of our report dated March 3, 2006, relating to the consolidated statements of financial condition of Somerset Hills Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-KSB of Somerset Hills Bancorp.

By: /s/ KPMG, LLP

Short Hills, New Jersey
March 24, 2006